NSAR Item 77O
VK LIT Domestic Income Portfolio
10f-3 Transactions


 Underwriting #    Underwriting   Purchased From  Amount of Shares   % of
Underwriting Date of Purchase
                                                         Purchased

1               Singapore      Salomon Brothers       25,000
0.005%       11/15/01
              Telecommunications, Ltd



Other Principal Underwriters for #1
Citicorp Investment Bank (Singapore) Limited
Goldman Sachs (Singapore) Pte.
Chase Manhattan International Limited
Deutsche Bank AG, Singapore Branch
Morgan Stanley & Co. International Limited